EXHIBIT 99.1

Oncolin Therapeutics Obtains an Exclusive Worldwide Right to Option Patents Covering the Composition and Use of Genistein Analogs for Cancer Treatment

HOUSTON--(BUSINESS WIRE) April 1, 2008 – Oncolin Therapeutics, Inc., (OTCBB:OCOL) announces that it has obtained an exclusive worldwide right to option patents covering the  composition and use of Genistein analogs for cancer treatment. The technology was discovered and patented by the Pharmaceutical Research Institute of Warsaw Poland and involves compounds that appear to be novel antimicrotubule agents.

Given the widespread success of antimicrotubule therapies in curative and palliative cancer treatment, the microtubule is perhaps the single best cancer target identified to date and continues to be recognized as a strategic target against which to direct new development efforts.

The approved drugs from this mechanistic class include the Vinca alkaloids such as vincristine, the taxanes with paclitaxel and docetaxel and the epothilones with its first drug recently approved by Bristol Myers. Each of these different types of compound classes appear to interact at different parts of the microtubule and have different spectrums of activity and show effectiveness against resistant disease.

“We are happy to have obtained this exclusive agreement on what may be another unique antimicrotubule class of compounds. We will work closely with both the Pharmaceutical Research Institute of Warsaw Poland and the University of Texas MD Anderson Cancer Center to further evaluate the compounds’ anticancer activity in order to advance  a lead compound into clinical development ” said Dr. Donald Picker, President and COO of the company.

Recent News

Oncolin Announces Its Research Program Receives Peer Reviewed National Institute of Health Grant of $179,000

Oncolin has recently announced it has obtained an exclusive option agreement with The University of Texas M.D. Anderson Cancer Center which provides the company the right to negotiate a license for five technologies relating to the treatment of various cancers over a nine month period.

Oncolin has recently announced a Joint Development Agreement with Houston Pharmaceuticals, Inc. to assist the company in obtaining a license for certain patents.

About Oncolin Therapeutics, Inc.

Headquartered in Houston, Texas, Oncolin Therapeutics, Inc. is a publicly traded biopharmaceutical company that engages in the discovery, development and commercialization of novel selective anticancer therapies. Additional information about Oncolin can be found on the web at www.oncolinthera.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company's ability to successfully acquire and develop technologies that are and may be acquired. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Oncolin's future business and financial results, refer to Oncolin's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2007 and Annual Report on Form 10-KSB for the year ended March 31, 2007. Oncolin Therapeutics undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

Contact:
Oncolin Therapeutics, Inc., Houston
J. Leonard Ivins, 713-621-5208
Investors@oncolinthera.com